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                                                                   Exhibit 10.20


                  [LETTERHEAD OF JANNEY MONTGOMERY SCOTT INC.]

                                October 30, 1997

Mr. Lee N. Blatt
Chairman of the Board and
Chief Executive Officer
Herley Industries, Inc.
10 Industry Drive
Lancaster, Pennsylvania 17603

                                Re: Proposed Equity Offering

Dear Mr. Blatt:

      You have shown us, among other things, draft audited financial statements for fiscal 1997 and audited financial statements for prior years for Herley Industries, Inc. ("HRLY" or the "Company") as well as projections for the fiscal years ending approximately July 31, 1998 through 2000. The signing of this letter will represent that nothing has come to your attention since the preparation of this information which would adversely change the business prospects of the Company. Janney Montgomery Scott Inc. ("JMS") has indicated that upon execution of this letter of intent JMS will continue its due diligence investigation into the Company's business and prospects.

      Based upon the foregoing, satisfactory completion of our due diligence investigation, our favorable evaluation of the Company's business and our favorable assessment of general conditions in the securities markets, we have discussed with you a proposed financing as detailed below.

Co-Manager:             Southwest Securities, Inc. will co-manage the
                        transaction with JMS, together the "Managing
                        Underwriters".

Securities to be        Common Stock:     700,000 from the Company.
Offered:                                  700,000 from Selling Shareholders.

                        Warrants:         1,050,000 from the Company.
                                          350,000 from Selling Shareholders.


Estimated               The Common Stock at approximately the bid price
Offering Price:         immediately preceding the execution of the Underwriting
                        Agreement ("Offering Price") and the Warrant at $.10
                        each.
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                                                         Herley Industries, Inc.
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Warrant Terms:          The Warrants will expire, unless extended by the issuer,
                        25 months from the date of issuance. Each Warrant will entitle a holder to purchase one Common share initially and for a period of 13 months at an exercise price of 120% of the Offering Price of the Common Stock and subsequently for 12 months at 130% of the Offering Price of the Common Stock.

Overallotment:          Solely for the purpose of covering their short position
                        in the offering, the Managing Underwriters will have an overallotment option from the Company which would allow for the purchase of up to 15% of the Common shares and Warrants offered at their net offering prices for a 30-day period after the offering. As currently contemplated, the overallotment would be for 210,000
                        Common Shares and 210,000 Warrants.

Use of Proceeds:        Working capital and expansion including potential
                        acquisitions.

Form of Offering:       A firm commitment underwriting.

Underwriters'           The Underwriters will be paid 6.5% of the gross proceeds
Fees:                   of the offering and a 1.33% financial advisory fee based
                        on gross proceeds to the Company.

Managing                For $.01 per Managing Underwriters' Warrant, on 10% of
Underwriters'           the securities offered, priced in accordance with NASD
Warrants:               regulations (i.e., not exercisable in the first year and
                        thereafter at 120% above the Offering Price). Managing
                        Underwriters' Common Stock-Purchase Warrants will have a five- year term and the Managing Underwriters'
                        Warrant-Purchase Warrants will have a two-year term.

Registration            The Company agrees that, to the extent permitted under
Rights for              the applicable rules, regulations and policies of the
Common Stock            SEC and the NASD:
and Warrants:
                              (a) At the Company's expense for one time, the
                        Company will, upon the request of holders of at least
                        50% of the Managing Underwriters' Warrants and/or
                        underlying Common Stock (the "Request"), file and
                        maintain an effective registration statement for up to
                        24 months on any qualifying form (either as a post
                        effective registration statement to the original
                        offering or otherwise) and file applications and other
                        documents as shall be required to qualify under state
                        securities laws of such jurisdictions as shall be
                        reasonably requested, in order to permit the offer and
                        sale to the
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                                                         Herley Industries, Inc.
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                        public of the Managing Underwriters' Warrants and/or
                        underlying Common Stock or Warrants. At the Company's expense, the Managing Underwriters' Warrants and/or underlying Common Stock or Warrants will be entitled to unlimited piggy-back registrations.

                              (b) In addition to the registration rights in
                        paragraph (a) above, the registration statement will be kept effective for the public Warrants.

                              (c) The expense to be borne by the Company
                        relating to any offering of Common Stock or Warrants under paragraph (a) above, shall not include underwriting commissions, if any. Fees of the sellers' counsel will be paid by the Company which fee shall not exceed $10,000.

Expenses:               The Company will pay the expenses of the issue,
                        including but not limited to all fees and expenses of its counsel, all original issue and transfer taxes, NASD filing fees, postage and printing costs, advertising costs, the costs of the "road shows", accounting fees and the cost of Blue Sky qualification, including related counsel fees.

                        In the event that the proposed offering does not proceed after the signing of this letter of intent because the Company or Selling Shareholders are unwilling to proceed, or in the event of a materially adverse change in the financial condition of the Company or similar Company event, the Company shall pay the Managing Underwriters' accountable out-of-pocket expenses which will include the Managing Underwriters' reasonable legal fees. In the event the Company or Selling Shareholders are unwilling to proceed because of market conditions, the Company shall pay the Managing Underwriters' accountable out-of-pocket expenses, including their reasonable legal fees, provided that such payment shall not exceed $100,000. If the Managing Underwriters are unable to market the securities for reasons unrelated to a market decline, materially adverse change or similar Company event, no out-of-pocket expenses will be due.

                        If the proposed offering is canceled because the Company has made, or proposes to make, a private placement within six months from the date hereof which will
                        provide it with substantial alternative funding through another investment banker or agent, the Managing Underwriters shall be entitled to a cash fee equal to 1% of the
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                                                         Herley Industries, Inc.
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                        gross amount of such funding, whether effectuated by the
                        Company before or after such cancellation of the proposed offering.

Investment              Pre Offering: If this proposed offering is canceled
Banking Agree-          because the Company, or any subsidiary or affiliate
ment:                   thereof, is to be sold, whether by merger (in which the
                        Company is not the survivor), sale of stock, sale of assets or otherwise ("Sale Transaction"), the Managing
                        Underwriters shall be paid a cash fee of 2% of the Sale
                        Transaction value on the closing date(s) of the Sale
                        Transaction. The Company agrees to choose JMS as its investment banker in connection therewith and agrees to enter into an engagement agreement whereby, among other provisions, JMS will be retained to render a fairness opinion, relative to the Transaction, from a financial point of view for which JMS will be paid a cash fee of $200,000 in addition to any other fees relating to our engagement hereunder.

                        Post Offering: For a period of 6 months after the offering, if the Company enters into a Sale
                        Transaction, the Managing Underwriters will be retained as the Company's joint investment bankers and be paid an aggregate cash fee at the closing date(s) equivalent to 1.0% of the Sale Transaction value. At the time negotiations are initiated, the Managing Underwriters and Company will enter into an engagement agreement providing for the payment of the fee provided above and other provisions generally found in such agreements, including appropriate indemnification from the Company to the Managing Underwriters. Further, if the Sale Transaction Value is less than $10 million and the Company's Board of Directors seeks a fairness opinion for the Sale Transaction, JMS will be retained for such purpose at a fee to be mutually agreed upon, but not less than $100,000. In addition, if the Sale Transaction Value exceeds $10 million, JMS will be retained for a cash fee of $200,000, in addition to any other fees relating to our engagement hereunder, to render its fairness opinion, relative to the Sale Transaction, as to whether such Sale Transaction is fair to the Company's shareholders from a financial point of view.

                        For a 12-month period beginning upon completion of the offering, if either Managing Underwriter is instrumental in introducing an acquisition candidate to the Company and the transaction ("Acquisition Transaction") is consummated within 24 months from the date of the offering, the introducing Managing Underwriter will receive a cash fee from the Company equivalent to 1 % of the Acquisition Transaction value (to be mutually agreed upon in
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                                                         Herley Industries, Inc.
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                        writing) and the "Other Managing Underwriter", provided
                        the Acquisition Transaction value exceeds $10.0 million, shall be retained by the Company, for a cash fee to be mutually agreed upon but in no instance to be less than $100,000, to render a fairness opinion as to whether the Acquisition Transaction is fair from a financial point of view to the Company and its shareholders. For Acquisition Transaction values less than $10 million and if the Board of Directors seeks an Acquisition Transaction fairness opinion, the Company agrees to retain the Other Managing Underwriter for a fee to be mutually agreed upon to render an opinion as to the fairness of the Acquisition Transaction from a financial point-of-view.

Disposition of          The Selling Shareholders will agree not to dispose of
Securities:             securities of the Company (except in response to an
                        offer to shareholders generally) for a period of 180 days after the offering without JMS' approval. The
                        Company will obtain an agreement from its officers and directors not to dispose of securities of the Company
                        (except in response to an offer to shareholders generally) for a period of 120 days after the offering without JMS' approval to insure an orderly disposition.

Corporate               The Company, as a condition to this proposed
Governance:             underwriting, will implement certain corporate
                        governance and officer compensation provisions as outlined in Exhibit A attached hereto.

Directors:              Two independent directors will be appointed to the
                        Company's Board of Directors ("Board") prior to the offering and the two independent directors, together with Admiral Allshouse, shall be the members of both the Company's Compensation Committee and the Board's Audit
                        Committee.

Registration            The Company will promptly prepare a registration
Statement:              statement relating to the proposed offering satisfactory
                        to the Managing Underwriters. The Company will register or apply for an exemption under such state securities laws as the Managing Underwriters shall designate.

Indemnification:        The underwriting agreement will contain customary
                        indemnification clauses acceptable to the Managing
                        Underwriters.

Finder's Fee:           The Company hereby agrees to indemnify the Managing
                        Underwriters against any finder's fee that may be owed
                        to any other broker/dealers or third parties.
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                                                         Herley Industries, Inc.
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Southwest               The Company hereby confirms that all prior agreements
Agreement:              with Southwest Securities, Inc. have been terminated by
                        mutual consent of the parties thereto.

Stonegate               The Company agrees to terminate its agreement with
Agreement:              Stonegate Securities Inc., dated July 25, 1997 upon
                        signing of this agreement.

      This letter is a statement of mutual intention to effect the proposed transaction along the lines indicated. It does not constitute a binding contract on the part of the Managing Underwriters or the Company, except as to the commitments of the Company to make certain payments to the Managing Underwriters as provided under the captions "Expenses" and "Investment Banking Agreement", which commitments are binding. A binding contract will come into existence upon execution of the underwriting agreement to be entered into between JMS and the Company when the offering is declared effective by the SEC.

      If the foregoing adequately reflects our understanding, kindly sign the duplicate copy of this letter and return it to the undersigned.

                                        Very truly yours,

                                        JANNEY MONTGOMERY SCOTT INC.


                                        By:  /s/ Herbert M. Gardner
                                             -------------------------
                                             Herbert M. Gardner
                                             Senior Vice President
Accepted and Agreed to:

HERLEY INDUSTRIES, INC.


By: /s/ Lee N. Blatt
    --------------------
    Lee N. Blatt
    Chairman of the Board and
    Chief Executive Officer
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                                   EXHIBIT A

Governance: The following policies will be implemented by the Company:

            1. Investments policy shall provide for cash to be invested only in high quality short term securities.

            2. Two new outside directors to be appointed and appear in prospectus giving the Company three independent outside directors.

            3. Three outside directors to be on the Compensation Committee and Audit Committee.

            4. No "Certain Transactions" going forward, except with the unanimous consent of the outside (non-employee) disinterested directors.

            5.    All loans to or from officers repaid at closing.

            6. No stock options granted to either Lee Blatt or Myron Levy for two years from the date of the offering.

            7.    No future repricing of stock options.

            8. Compensation including issuance of options to Company executive officers and directors shall be based on standards relating to similar-sized public companies.

            9. Employment agreements with Chairman, Chief Operating Officer and Gerald I. Klein to be modified as follows:

            Chairman:         Principal Terms:

            a.    Base salary reduced by $100,000 to $375,000.
            b. Bonus of 5% of pro-forma pre-tax earnings (as defined in c below) not to exceed base salary.
            c. Bonus based on pre-tax income in excess of a 10% pre-tax return on starting shareholders' equity plus proceeds from sale of equity securities on a time proportioned basis.
            d.    Base salary only to increase for inflation.
            e.    No option or warrant grants for two years.
            f.    Employment Agreement to be reduced to three years.
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            President:        Principal Terms:

            a. Bonus of 4% of pro-forma pre-tax earnings not to exceed base salary.
            b.    Base salary only to increase for inflation.
            c. Employee Agreement reduced to five years plus existing consulting arrangement.
            d.    No option or warrant grants for two years.
            e. Bonus calculation based on formula identical to that used for Chairman.

            Gerald I. Klein:  Principal Terms:

            a. Bonus calculation based on current contract percentage but applied to pro-forma pre-tax earnings as defined above.